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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

METROCORP BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

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5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

METROCORP BANCSHARES, INC.

9600 Bellaire Boulevard, Suite 252

Houston, Texas 77036

NOTICE OF THE 2004 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON FRIDAY, APRIL 23, 2004

Shareholders of MetroCorp Bancshares, Inc.:

      The 2004 Annual Meeting of Shareholders (the “Meeting”) of MetroCorp Bancshares, Inc. (the “Company”) will be held at the Company’s principal executive offices at 9600 Bellaire Boulevard, Suite 252, Houston, Texas 77036, on Friday, April 23, 2004, beginning at 10:00 A.M. (local time), for the following purposes:

1.	To elect one director of Class I, one director of Class II, and four directors of Class III to serve on the Board of Directors of the Company until the Company’s 2005, 2006, and 2007 Annual Meeting of Shareholders, respectively, and until their successors are duly elected and qualified or until their earlier resignation or removal;

2.	To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors of the financial statements of the Company for the year ending December 31, 2004; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

      The close of business on March 18, 2004 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting or at any adjournments thereof. A list of shareholders entitled to vote at the Meeting will be available for inspection by any shareholder at the offices of the Company during ordinary business hours for a period of at least ten days prior to the Meeting.

      You are cordially invited and urged to attend the Meeting. If you are unable to attend the Meeting, you are urged to sign and date the enclosed proxy and return it promptly in the enclosed envelope. If you attend the Meeting, you may vote in person, regardless of whether you have given your proxy. Your proxy may be revoked at any time before it is voted.

By Order of the Board of Directors,

DON J. WANG
Chairman of the Board

Houston, Texas

March 25, 2004

YOUR VOTE IS IMPORTANT.

To ensure your representation at the Meeting, please complete, date, and sign the enclosed proxy and return it in the accompanying envelope at your earliest convenience, regardless of whether you plan to attend the Meeting. No additional postage is necessary if the proxy is mailed in the United States. The proxy is revocable at any time before it is voted at the Meeting.

NOTICE OF THE 2004 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
VOTING SHARES AND VOTING RIGHTS
ELECTION OF DIRECTORS
CONTINUING DIRECTORS AND EXECUTIVE OFFICERS
NOMINATING PROCESS AND COMMUNICATION WITH THE BOARD OF DIRECTORS
EXECUTIVE COMPENSATION AND OTHER MATTERS
BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
PRINCIPAL ACCOUNTING FIRM FEES
INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS
BENEFICIAL OWNERSHIP OF COMMON STOCK BY MANAGEMENT OF THE COMPANY AND PRINCIPAL SHAREHOLDERS
PERFORMANCE GRAPH
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT AUDITORS
DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS
OTHER MATTERS
ANNUAL REPORT ON FORM 10-K

METROCORP BANCSHARES, INC.

9600 Bellaire Boulevard, Suite 252
Houston, Texas 77036

March 25, 2004

PROXY STATEMENT

FOR
THE 2004 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON FRIDAY, APRIL 23, 2004

INTRODUCTION

      This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of MetroCorp Bancshares, Inc. (the “Company”) for use at the 2004 Annual Meeting of Shareholders of the Company to be held at the Company’s principal executive offices at 9600 Bellaire Boulevard, Suite 252, Houston, Texas 77036, on Friday, April 23, 2004 beginning at 10:00 A.M. (local time), and any adjournment thereof (the “Meeting”) for the purposes set forth in this Proxy Statement and the accompanying Notice of 2004 Annual Meeting of Shareholders (“Notice of Meeting”). This Proxy Statement, the Notice of Meeting and the enclosed form of proxy will first be sent to shareholders on or about March 25, 2004.

Voting of Proxies

      Shares represented at the Meeting by an executed and unrevoked proxy in the form enclosed will be voted in accordance with the instructions contained therein. If no instructions are given on an executed and returned form of proxy, the proxies intend to vote the shares represented thereby in favor of each of the proposals to be presented to and voted upon by the shareholders as set forth herein.

      The Board of Directors knows of no other matters to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote may be properly taken, shares represented by an executed and unrevoked proxy received by the Board of Directors may be voted with respect thereto in accordance with the judgment of the proxies. The proxy also confers on the proxies the discretionary authority to vote with respect to any matter presented at the Meeting for which advance notice was not received by the Company in accordance with the Company’s Amended and Restated Bylaws.

Revocability of Proxies

      Any proxy given by a record shareholder may be revoked by such shareholder at any time before it is exercised by submitting to the Secretary of the Company a duly executed proxy bearing a later date, delivering to the Secretary of the Company a written notice of revocation, or attending the Meeting and voting in person. If you hold your shares in street name with a bank or broker, you must contact your bank or broker to revoke your proxy.

Solicitation

      The cost of this solicitation of proxies is being borne by the Company. Solicitations will be made only by the use of the mail, except that, if deemed desirable, officers and regular employees of the Company may solicit proxies by telephone, telegraph or personal calls, without being paid additional compensation for such services. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the common stock, par value $1.00 per share, of the Company (the “Common Stock”) held of record by such persons, and the Company will reimburse them for their reasonable expenses incurred in connection with such forwarding.

Annual Report

      The Company’s Annual Report to Shareholders, including financial statements, for the year ended December 31, 2003, as filed with the Securities and Exchange Commission, accompanies but does not constitute part of this proxy statement.

VOTING SHARES AND VOTING RIGHTS

      Only holders of record of Common Stock at the close of business March 18, 2004 (the “Record Date”), are entitled to notice of and to vote at the Meeting and any adjournments or postponements thereof. At March 18, 2004, there were outstanding 7,162,990 shares of Common Stock, which is the only outstanding class of voting securities of the Company. A majority of the outstanding shares of Common Stock must be represented at the Meeting in person or by proxy in order to constitute a quorum for the transaction of business. Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. Each holder of Common Stock shall have one vote for each share of Common Stock registered, on the Record Date, in such holder’s name on the books of the Company.

      The affirmative vote of the holders of a plurality of the outstanding shares of Common Stock represented at the Meeting is required to elect the one Class I nominee, the one Class II nominee and the four Class III nominees to the Board of Directors. Accordingly, the one Class I nominee, the one Class II nominee, and the four Class III nominees receiving the highest number of votes cast by the holders of Common Stock will be elected. There will be no cumulative voting in the election of directors. A broker non-vote or a withholding of authority to vote with respect to one or more nominees for director will not have the effect of a vote against such nominee or nominees.

      The affirmative vote of the holders of a majority of the outstanding shares of Common Stock represented at the Meeting is required to ratify the appointment of the auditors. Any abstentions will have the effect of a vote against the appointment. However, broker non-votes will be deemed shares not present to vote on such matter and will not count as votes for or against the proposal and will not be included in calculating the number of votes necessary for approval of such matter. A broker non-vote occurs if a broker or other nominee of shares does not have the discretion to vote and has not received voting instructions from the beneficial owner with respect to a particular matter.

ELECTION OF DIRECTORS

Election Procedures; Term of Office

      The Board of Directors currently consists of twelve directors. In accordance with the Company’s Amended and Restated Bylaws, members of the Board of Directors are divided into three classes, Class I, Class II and Class III. The members of each class are elected for a term of office to expire at the third succeeding annual meeting of shareholders following their election. The term of office of the current Class III directors expires at the Meeting. The terms of the current Class I and Class II directors, other than Edward A. Monto, expire at the annual meeting of shareholders in 2005 and 2006, respectively. In 2003, the Board increased the number of directors by one and appointed Charles L. Roff as a Class III director. In February 2004, the Board increased the number of directors by two and appointed Edward A. Monto as a Class II director. Daniel B. Wright was nominated for election as a Class I director at the 2004 annual meeting of shareholders to fill the remaining vacancy. The Board of Directors has nominated Tiong Loi Ang, Tommy F. Chen, Charles L. Roff, and Joe Ting to fill the four expiring Class III director positions. Messrs. Ang, Chen, Roff, and Ting are currently serving as Class III directors.

      If elected at the Meeting, the one Class I nominee, one Class II nominee and four Class III nominees will serve until the Annual Meeting of Shareholders in 2005, 2006 and 2007, respectively.

      The one Class I nominee, one Class II nominee and four Class III nominees receiving the affirmative vote of the holders of a plurality of the shares of Common Stock represented at the Meeting will be elected. Unless the authority to vote for the election of directors is withheld as to one or more of the nominees, all shares of Common Stock represented by proxy will be voted FOR the election of the nominees. If the authority to vote for the election of directors is withheld as to one or two but not all of the nominees, all shares of Common Stock represented by any such proxy will be voted FOR the election of the nominee or nominees, as the case may be, as to whom such authority is not withheld. If a nominee becomes unavailable to serve as a director for any reason before the election, the shares represented by proxy will be voted for such other person, if any, as may be designated by the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unavailable to serve as a director.

      Any director vacancy occurring after the election may be filled only by a majority of the remaining directors, even if less than a quorum of the Board of Directors. A director elected to fill a vacancy will be elected for the unexpired portion of the term of his predecessor in office.

Nominees for Election

      The following table sets forth certain information with respect to each nominee for election as a director of the Company, and its wholly owned subsidiary, MetroBank, N.A. (the “Bank”):

		Positions with the Company
Name	Age	and the Bank

Tiong Loi Ang	72	Class III Director of the Company
Tommy F. Chen	66	Class III Director of the Company; Director of the Bank
Edward A. Monto	64	Class II Director of the Company; Director of the Bank
Charles L. Roff	42	Class III Director of the Company; Director of the Bank
Joe Ting	51	Class III Director of the Company; Director of the Bank
Daniel B. Wright	42	Nominee for Class I Director of the Company; Director of the Bank

      Tiong Loi Ang. Mr. Ang is a Class III director of the Company. Mr. Ang has been involved in real estate development in Malaysia, Hong Kong, China and the United States for more than five years. Mr. Ang is the Chairman of the Board and the controlling shareholder of Gaumnitz, Inc. Gaumnitz, Inc. owns the building in which the Company’s corporate headquarters and the Bank’s Bellaire branch is located.

      Tommy F. Chen. Mr. Chen is a Class III director of the Company and was an organizing director of the Bank. Mr. Chen serves on the Company’s Compensation Committee. Since 1983, he has been the owner of the Downtown Texaco (Subway) Station. He was an aerospace engineer at NASA for three years and worked for Chevron Oil Company and Amoco Oil Company for six years. Mr. Chen has held a real estate brokers license in Texas since 1981. He received a Bachelors degree from the University of Taiwan, a Masters degree in Physics from Clark University in Worcester, Massachusetts and a Masters degree and a Ph.D. in Electrical

Engineering from the University of Oklahoma. Mr. Chen serves as a director on the Chinatown Community Development Board and is a member of the Taiwanese Chamber of Commerce of North America. Mr. Chen is not related to Ms. Helen F. Chen.

      Edward A. Monto. Mr. Monto was appointed a Class II director of the Company in 2004 and has been a director of the Bank since 2001. Mr. Monto is a private investor and is Chairman of the Mayoral Advisory Board for International Affairs and Development of the City of Houston. From 1997 to 2000, Mr. Monto was President and Chief Operation Officer of Reliant Energy International and from 1984 to 1996 held senior positions in marketing and business development of various oil, petroleum, and chemical companies in the United States and abroad. He served on the board of various charitable, civic and educational institutions. Mr. Monto received a Bachelor of Business Administration from the University of Miami.

      Charles L. Roff. Mr. Roff was appointed a Class III director of the Company in 2003 and has been a director of the Bank since 2001. Mr. Roff is the Vice Chairman of Roff Resources LLC, a private investment firm, and has served in that capacity since 1998. From 1995 to 1998, Mr. Roff was Vice Chairman and Director of PetroUnited Terminals, Inc., a bulk liquid storage services company. Mr. Roff received his law degree from the University of Texas School of Law and while there, was the Scholarly Publications Editor of the Texas International Law Journal. Mr. Roff received a Bachelor of Arts from Wesleyan University in 1983, with high honors. Mr. Roff is actively involved in various charitable and civic organizations.

      Joe Ting. Mr. Ting is a Class III director of the Company and has served as a director of the Bank since 1989. He was elected as a member of the Board of Directors of the Bank in 1989 and was elected Vice Chairman of the Bank’s Board of Directors in 1999. Mr. Ting serves on the Company’s Compensation and Nominating Committees. He has been the President of West Plaza Management, Inc., a real estate management company, for more than the past five years. Mr. Ting has extensive knowledge in the plastic manufacturing industry and real estate investments. Mr. Ting is a member of the Taiwanese Chamber of Commerce of North America. He received a Masters in Business Administration degree from the Florida Institute of Technology.

      Daniel B. Wright. Mr. Wright is nominated as a Class I director of the Company and has been a director of the Bank since 2001. Mr. Wright is currently an associate with the International Foundation. From 1999 to 2003, Mr. Wright was the Washington, D.C.-based Executive Director of the Hopkins-Nanjing Program of Johns Hopkins University, a residential graduate-level program that trains about 50 Chinese and 50 American and international students together each year. From 1997 to 1999, Mr. Wright held a fellowship with the Institute of Current World Affairs. Mr. Wright holds a Master of International Affairs from the Paul H. Nitze School of Advanced International Studies and a Master of Divinity from Fuller Theological Seminary. He is the author of several books and publications.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth certain information with respect to the Company’s Class I and Class II directors, whose terms of office do not expire at the Meeting, other than Mr. Monto, and certain officers of the Company and the Bank:

Name	Positions	Age

Don J. Wang	Class II Director of the Company and the Bank; Chairman of the Board of the Company and the Bank	60

Allen D. Brown	Class I Director and President of the Company; Director and Chief Executive Officer of the Bank	53

Helen F. Chen	Class I Director of the Company; Director of the Bank	56

May P. Chu	Class II Director of the Company; Director of the Bank	56

Allen L. Cournyer	Executive Vice President and Chief Information Officer of the Company and the Bank	55

George M. Lee	Class I Director of the Company; Director of the Bank; Executive Vice Chairman of the Board of the Company and the Bank	55

John Lee	Class II Director of the Company; Director of the Bank	61

David D. Rinehart	Chief Financial Officer and Executive Vice President of the Company and the Bank	62

Terrance J. Tangen	Chief Credit Officer and Executive Vice President of the Bank	56

David Tai	Class I Director, Executive Vice President, and Secretary of the Company; Director and President of the Bank	52

      Don J. Wang. Mr. Wang is a Class II director of the Company and organizing director of the Bank. Mr. Wang serves as Chairman of the Board of the Company and the Bank. He has also been Chairman of the Board of New Era Life Insurance Company since 1989. He has served as a Board member of the Greater Houston Partnership since 1991 and served on the Supervisory Board of Directors of the World Trade Division. Mr. Wang presently serves on the Board of Directors of the Metropolitan Transit Authority and is Chairman of the Board of the Chinese Senior Estate — HUD Senior Housing Project. He has served on the Boards of Directors of Harris County Hospital District and served on the Advisory Board Committee of the Ex-Im Bank of the U.S. in Washington, D. C. Throughout the years, Mr. Wang has actively participated in the promotion of Asian businesses and has played a principal role in the growth of inter-relations in and around the Houston area. He held the position of Presidency of the Chambers of Commerce of North America from 1991 to 1992. Also, Mr. Wang was an active member of the Houston Asian Chamber of Commerce. For two consecutive years, in 1991 and again in 1992, Mr. Wang was a finalist of Ernst & Young, Inc.’s “Houston Entrepreneur of the Year”, an accolade given for the work that Mr. Wang has done in the multi-ethnic community of Houston. Due to his abundant achievements in the realm of Asian public relations, Mayor Bob Lanier bestowed a great honor on Mr. Wang by proclaiming April 29, 1993 as Don J. Wang Day in Houston. He received a Bachelors of Science degree from National Chung Hsing University and a Masters in Science degree from Utah State University. Mr. Wang is the brother of Ms. Helen F. Chen.

      Allen D. Brown. Mr. Brown, a Class I director, joined the Company as President and the Bank as Chief Executive Officer in August 2001 and was appointed a director of the Company and the Bank in December

2001. Mr. Brown started his career with Continental Illinois National Bank and Trust Company of Chicago in 1978. In 1984 he became Senior Vice President of First National Bank and Trust of Oklahoma City, with approximately $3.0 billion in assets, which became First Interstate Bank of Oklahoma in 1985, where Mr. Brown became Executive Vice President. In 1988, Mr. Brown transferred to First Interstate Bank of Texas as Executive Vice President and in 1991 became Executive Vice President of First Interstate Bancorp. From October 1996 to August 2001, Mr. Brown was associated with the Redstone Group and during that time assumed the role of President/ CEO of two affiliated Houston commercial banks. In these various banking assignments, Mr. Brown gained extensive credit, business development and management experience. He received a Bachelors of Science in Business from Mississippi State University and his MBA in Finance from Vanderbilt University. Mr. Brown, a former Peace Corp volunteer in Ecuador, is active in the community having served on the United Way of the Texas Gulf Coast Board and he currently serves on the Southern Region and the Sam Houston Area Council Boards of the Boy Scouts of America.

      Helen F. Chen. Ms. Chen is a Class I director of the Company and was elected as a director of the Bank in 1989. She is the President of Metro Investment Group, Inc., an investment company that holds shares of Common Stock of the Company as its principal asset. She is the President of the Houston Chinese Schools Association and the Principal of the Houston Northwest Chinese School, where she served as Chairman of the Board from 1977 to 1991. A member of various civic organizations in Houston, Ms. Chen focuses her efforts on the Chinese community. Ms. Chen is the sister of Don J. Wang. Ms. Chen is not related to Mr. Tommy F. Chen.

      May P. Chu. Ms. Chu is a Class II director of the Company and an organizing director of the Bank. Ms. Chu serves on the Company’s Compensation Committee and Audit Committee. She is the founder of Signet Consulting, a bank management consulting firm specializing in regulatory issues and has served as its President for more than the past five years. She received a Bachelors degree in Physics from the University of California at Berkeley and a Ph.D. in Economics from Case Western Reserve University. Ms. Chu was employed at Texas Commerce Bank and Texas Commerce Bancshares, Inc. for more than five years, first in the Economics Division and subsequently in Mergers/ Acquisitions.

      Allen L. Cournyer. Mr. Cournyer was named Executive Vice President, Chief Information Officer and Chief Operations Officer of the Bank in April 2000 and Executive Vice President and Chief Information Officer of the Company in October 2000. Mr. Cournyer is responsible for the Bank’s branch operations and technology for its 14 full-service branches. Before joining the Bank, Mr. Cournyer was President of Extraco Institutional Services a $630 million financial services company, located in Temple, Texas, where he was responsible for technology, deposit and loan operations. From 1996 until 1998, he was partner and President of Platform Technologies, a company that provides retail-banking software to community banks. Prior to this, Mr. Cournyer worked with a Texas subsidiary of JP Morgan Chase (formerly Texas Commerce Bank) for more than 20 years where he last served as a Senior Vice President and manager of retail banking for the technology, operations and administration groups until his departure in 1995. He began his career with Cullen Frost Bank in San Antonio in 1967.

      George M. Lee. Mr. Lee has served as a Class I director of the Company and a director of the Bank since March 1999. In September 2003, Mr. Lee was appointed Executive Vice Chairman of the Company and the Bank. Mr. Lee serves as the President and CEO of BioCure Medical LLC, which is based out of Minnesota. BioCure Medical LLC is a joint venture between a private investment group and the Johns Hopkins University. Its mission is to develop and commercialize a patented cancer drug that has very low toxicity. He oversees the management of product development, marketing, and financial activities. Mr. Lee resigned as the Senior Marketing Vice President of Higher Dimensions Medical in April 2000. However, he continued to be an investor to the company. Prior to this, from 1995 to 1997, he served as the Chief Operating Officer of the Noel Group Companies, a travel insurance company. From 1991 to 1994, Mr. Lee was a Senior Vice President of Fingerhut Companies and concurrently served as the President and Chief Operating Officer of its largest subsidiary, Comb Corporation. From 1987 to 1990, Mr. Lee was a Group Vice President of Hanover Direct, where he was responsible for four divisions and new business development. He received a Bachelors of Science in Econometrics from the University of Wisconsin and an MBA in Finance from the University of Minnesota. Mr. Lee is a resident of Minnesota. Mr. George Lee is not related to Mr. John Lee.

      John Lee. Mr. John Lee is a Class II director of the Company and an organizing director of the Bank. He is Executive Vice President of Alpha Seafood Enterprises, Inc. and serves as the Treasurer, Director and co-founder of United Oriental Capital Corporation, a Specialized Small Business Investment Company. For six years, Mr. Lee served as President and manager for numerous motels in the Houston area. Mr. Lee received a Bachelors degree in Economics from National Chung Hsing University. He is a member of the Taiwanese Chamber of Commerce of North America. Mr. John Lee is the brother-in-law of Mr. David Tai. Mr. John Lee is not related to Mr. George Lee.

      David D. Rinehart. Mr. Rinehart was named Executive Vice President and Chief Financial Officer of the Company and the Bank in November 2001. Mr. Rinehart has over 29 years experience in financial institutions. Before joining the Bank, Mr. Rinehart was President and Chief Executive Officer of First Federal Savings Bank in Bryan, Texas. From 1988 to 1999, Mr. Rinehart was Executive Vice President and Chief Financial Officer of Fort Bend Holding Corporation and its $320 million subsidiary bank until its merger into Southwest Bancorporation of Texas in March 1999. Mr. Rinehart received his Bachelor of Science in Business Administration from Miami University in Oxford, Ohio with a major in accounting.

      Terrance J. Tangen. Mr. Tangen was named Executive Vice President and Chief Credit Officer of the Bank in October 2001. Mr. Tangen has over 27 years experience in bank lending and credit. Prior to joining the Bank, he served as a Senior Vice President and Credit Officer for Bank One providing credit approval for loans generated in those markets by a bank team of three market managers. Mr. Tangen joined Bank One in 1997 as a Credit Approval Officer responsible for reviewing and approving corporate, commercial and energy loans. Prior to joining Bank One, Mr. Tangen served as Loan Supervisor for Wells Fargo Bank in Houston responsible for commercial and energy credit approval. He began his career in Denver in 1974 as a credit analyst. After 15 years as a lender, manager and Vice President of Credit Administration for two banks in that market, he moved to First Interstate Bank in Houston as a Senior Vice President and Manager of Credit Review. In 1992, he became the Senior Credit Officer for their south Texas market. He continued in that capacity through the bank’s merger with Wells Fargo in 1996. Mr. Tangen earned his bachelor’s degree from the University of Minnesota — Moorhead and a Masters of Business Administration from the University of Colorado. He is also a graduate of the Pacific Coast Banking School in Seattle. Mr. Tangen is a Past President and member of the board of the Texas Chapter of RMA — The Risk Management Association.

      David Tai. Mr. David Tai is a Class I director of the Company and was elected as a member of the Board of Directors of the Bank in 1988. Mr. Tai is the Executive Vice President and Secretary of the Company and the President and Vice Chairman of the Board of the Bank. Mr. Tai is a leader in the Asian-American community through his active involvement in several organizations. He has served as the President of the Taiwanese Chamber of Commerce of Greater Houston and is the Executive Advisor of the Taiwanese Chamber of Commerce of North America, an organization that has members in 25 cities across the United States, Canada and Mexico. He is also active in the World Taiwanese Chamber of Commerce and serves as its Executive Consular. In 1999, Mr. Tai was appointed as a director of the State Bar of Texas Chief Disciplinary Council’s Houston Region Grievance Council. He received a Bachelor of Business Administration degree from Fu-Jen Catholic University in Taiwan in 1974 and a Masters in Business Administration degree from Murray State University in 1977. Mr. Tai is a member of the Asian Realtors Association, the Asian Chamber of Commerce and the United Way. He is a Counselor at the Taiwanese Cultural Center. Mr. Tai is the brother-in-law of Mr. John Lee.

      Each officer of the Company is elected by the Board of Directors of the Company and holds office until his successor is duly elected and qualified or until his or her earlier death, resignation or removal.

Meetings of the Board of Directors

      The Board of Directors of the Company held four meetings during 2003. No director attended less than 75% of the aggregate of the (i) total number of meetings of the Board and (ii) total number of meetings held by committees on which he served, except Tiong Loi Ang.

Committees of the Board of Directors

      The Company’s Board of Directors has three committees, the Audit, Compensation, and Governance and Nominating Committees, which are described below:

      Audit Committee. The primary purpose of the Audit Committee is to provide independent and objective oversight with respect to the Company’s financial reports and other financial information provided to shareholders and others, the Company’s internal controls and the Company’s audit, accounting and financial reporting processes generally. The Audit Committee reports to the Board of Directors concerning such matters, appoints the independent auditor for the Company and the Bank, and reviews and approves the scope of the work of the independent auditor. The Audit Committee operates pursuant to a written charter, a copy of which is attached as Appendix A to this Proxy Statement. During 2003, the Audit Committee held eight meetings. The Audit Committee is comprised of May P. Chu, Charles L. Roff and Edward A. Monto, each of whom is an “independent director” of the Company as defined in Rule 4200(a)(15) of the listing standards of The Nasdaq Stock Market, Inc. and in Section 10A of the Securities Exchange Act of 1934.

      The Board of Directors has determined that the Audit Committee does not have an “audit committee financial expert” (as that term is defined in rules and regulations of the Securities and Exchange Commission) serving on the Audit Committee. However, the Board has determined that each member of the Audit Committee is able to read and understand fundamental financial statements and that at least one of the current members of the Audit Committee has a level of experience and knowledge necessary to meet the requisite “financial sophistication” qualifications under the rules of The Nasdaq Stock Market, Inc. Accordingly, the Board believes that the directors who serve on the Audit Committee have the sufficient knowledge and experience necessary to fulfill the duties and the obligations of the Audit Committee. The Governance and Nominating Committee is actively pursuing an individual who meets the requirements of an “audit committee financial expert” to serve as a director and member of the Audit Committee.

      Compensation Committee. The Compensation Committee is responsible for making recommendations to the Board of Directors with respect to the compensation of the Company’s executive officers and is responsible for the establishment of policies dealing with various compensation and employee benefit matters. The Compensation Committee also administers the Company’s stock option and stock award plans and makes recommendations to the Board of Directors as to option and award grants to Company employees under such plans. During 2003, the Compensation Committee held four meetings.

      The Compensation Committee is comprised of May P. Chu, Charles L. Roff and Joe Ting, each of whom is an independent director as defined by listing standards of The Nasdaq Stock Market, Inc. No officers of the Company participate in Compensation Committee deliberations concerning their compensation or other matters.

      Governance and Nominating Committee. Until January 2004, the Board did not have a nominating committee, as nominations were made by the Board as a whole. In February 2004, the Board of Directors established a Governance and Nominating Committee and has subsequently adopted a charter to define and outline the duties and responsibilities of its members. A copy of the Governance and Nominating Charter is attached to this Proxy Statement as Appendix B. The Governance and Nominating Committee consists of Joe Ting, Edward A. Monto and Tiong Loi Ang. Under the Nasdaq Stock Market, Inc. listing standards currently applicable to the Company, the Governance and Nominating Committee must be comprised of three or more independent directors, except that one non-independent, non-employee director may be appointed to the Committee under exceptional and limited circumstances. Messrs. Ting and Monto are independent directors as defined by the Nasdaq listing standards. Mr. Ang is not an independent director because he is the controlling shareholder of the entity from which the Company leases its corporate headquarters. However, due to the composition of the Board of Directors, Mr. Ang’s association with the Bank since its inception in 1987, and his nomination to the Company’s Board of Directors in January 2000, the Board has determined that it is in the best interests of the Company and its shareholders for Mr. Ang to serve as a member of the Governance and Nominating Committee. In making that determination, the Board reviewed the business relationship that disqualifies him as “independent” under the Nasdaq Rules and concluded that this relationship would not interfere with the exercise of his independent judgment in carrying out his responsibilities as a member of the Governance and Nominating Committee.

      The Governance and Nominating Committee is responsible for identifying and recommending to the Board individuals qualified to become members of the Board of Directors and identifying directors to serve on the various committees of the Board. The Committee is also responsible for shaping the Company’s corporate governance policies and practices, including recommending corporate governance guidelines applicable to the Board and the Company and monitoring compliance with such guidelines.

Independent Directors

      The Company’s Board of Directors is comprised of twelve directors. The Board of Directors has determined that the following directors are independent directors under the corporate listing standards of the Nasdaq Stock Market, Inc.: Tommy Chen, May P. Chu, Edward A. Monto, Charles L. Roff and Joe Ting.

Code of Ethics

      The Board of Directors has adopted a Code of Ethics that applies to all directors, officers, and employees of the Company and the Bank. A copy of the Code of Ethics is available at no charge upon written request to the Corporate Secretary, MetroCorp Bancshares, Inc., 9600 Bellaire Boulevard, Suite 252, Houston, Texas 77036.

Director Compensation

      Directors of the Company do not receive a fee for attending Board of Directors meetings but do receive a fee of $500 for each Audit Committee meeting attended and $300 for all other committee meetings attended. Each director of the Company also serves as a director of the Bank except Mr. Tiong Loi Ang. The Board of Directors of the Bank meets monthly. For the 2003 calendar year, non-employee directors of the Bank received a fee of $1,000 for each meeting of the Bank’s Board of Directors attended and fees of $500 for each Directors Credit Committee meeting attended and $300 for all other Bank committee meetings attended.

      Historically, the Company paid its directors, including directors who were officers of the Company, an annual bonus based on the Company’s performance during the previous year. In 1998, the Company replaced this director bonus policy with the Non-Employee Director Stock Bonus Plan (“Non-Employee Director Plan”) and established the Executive Bonus Plan in 2000 (“Executive Plan”).

      The Non-Employee Director Plan provided for the grant of up to 12,000 shares of Common Stock annually for each of the 1998 through 2003 calendar years if the Company achieves a return on average equity of 13.0% or greater for that year. The shares are allocated among the non-employee directors by the Company’s Non-Employee Director Bonus Committee, based on each director’s performance during the applicable year. Subsequent to the ratification of the Company’s return on average equity performance by the Company’s independent auditors for the years ended December 31, 1998 and 1999, there had been an aggregate of 24,000 shares issued under this plan. Based on the Company’s return on average equity for the year ended December 31, 2000, 2001, 2002, and 2003, there were no shares issued. No additional shares are available for issuance under the Non-Employee Director Plan. The Executive Plan and Non-Employee Director Plan are no longer effective. The Company does not plan to pay cash bonuses to directors in the future.

NOMINATING PROCESS AND COMMUNICATION WITH THE BOARD OF DIRECTORS

Nominating Procedures

General.

      The Governance and Nominating Committee will consider nominees to serve as directors of the Company and recommend such persons to the Board of Directors. The Governance and Nominating Committee will also consider director candidates recommended by shareholders who appear to be qualified to serve on the Company’s Board of Directors. The Governance and Nominating Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the committee does not perceive a need to increase the size of the board. In order to avoid the unnecessary use of the director’s resources, the Governance and Nominating Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

      Procedures to be Followed by Shareholders. The Governance and Nominating Committee will consider shareholder nominations for director in accordance with the Company’s Amended and Restated Bylaws. To submit a recommendation of a director candidate to the Nomination and Corporate Governance Committee, a shareholder should submit the following information in writing, addressed to the Chairman of the Board, care of the Corporate Secretary, at the Company’s main office:

1.	The name and address of person recommended as a director candidate;

2.	A representation that the shareholder is a holder of record of the Company’s Common Stock entitled to vote at the meeting and, if applicable, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

3.	A description of all arrangements or understandings between the shareholder giving the notice and the recommended nominee;

4.	All information regarding a recommended nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; and

5.	The written consent of the recommended nominee to serve as director of the Company if elected.

      To be timely, notice of the proposed nomination must be delivered to or mailed and received by the Secretary of the Company not later than sixty (60) days prior to the meeting at which the election of directors will occur.

      Criteria for Director Nominees. The Board of Directors has historically considered the following in selecting nominees: financial, regulatory and business experience; familiarity with and participation in the local community; integrity, honesty and reputation; dedication to the Company and its shareholders; and any other factors the directors deem relevant, including size of the Board of Directors and regulatory disclosure obligations. The Governance and Nominating Committee considered these same criteria when they recommended the nominees for election at the 2004 annual meeting of shareholders.

      In addition, prior to nominating an existing director for re-election to the Board of Directors, the Governance and Nominating Committee and the Board will consider and review an existing director’s board and committee attendance and performance; length of board service; experience, skills and contributions that the existing director brings to the board; and independence.

Process for Identifying and Evaluating Director Nominees.

      Pursuant to its charter, the Governance and Nominating Committee is responsible for the process relating to director nominations, including identifying, interviewing and selecting individuals who may be nominated for election to the Board of Directors. The process that the Governance and Nominating

Committee intends to follow when they identify and evaluate individuals to be nominated for election to the Board of Directors is as follows:

      Identification. For purposes of identifying nominees for the Board of Directors, the Committee will rely on personal contacts of the members of the Board of Directors as well as their knowledge of members of the Bank’s local communities. The Committee will also consider director candidates recommended by shareholders in accordance with the policy and procedures discussed above. The Board has not previously used an independent search firm in identifying nominees.

      Evaluation. In evaluating potential nominees, the Committee will determine whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria set forth above. In addition, for any new director nominee, the Committee intends to conduct a check of the individual’s background and interview the candidate.

      The Governance and Nominating Committee has recommended to the Board and the Board unanimously nominated the six nominees for election as directors at the Meeting. Each of the nominees, other than Mr. Wright, is currently serving as a director of the Company. Mr. Wright is currently a director of the Bank and was recommended to the Governance and Nominating Committee by Mr. George M. Lee, a director and executive vice chairman of the Company.

Shareholder Communications with the Board of Directors

      The Company encourages shareholder communications to the Board of Directors and/or individual directors. Written communications may be made to the Board of Directors or to specific members of the Board by delivering them to the intended addressee, care of Corporate Secretary, MetroCorp Bancshares, Inc., 9600 Bellaire Boulevard, Suite 252, Houston, Texas 77036.

      In addition, the Board of Directors encourages directors to attend the annual meeting of shareholders. Ten directors attended the Company’s 2003 annual meeting of shareholders held on May 23, 2003.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Summary Compensation Table

      The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company’s Chairman of the Board and President and each of the other most highly compensated executive officers of the Company and the Bank (determined as of the end of the last fiscal year) for each of the three fiscal years ended December 31, 2003:

						Long-Term
						Compensation
	Annual Compensation
						Securities
					Other Annual	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus		Compensation(1)	Options	Compensation(2)

Allen D. Brown(3)	2003	$250,000	$—		$6,000	10,000	$11,400
President of the Company	2002	250,000	125,000		5,500	—	6,800
and Chief Executive Officer	2001	92,051	—		3,000	100,000	829
of the Bank
Allen L. Cournyer	2003	167,000	—		12,000	2,500	8,068
Executive Vice President	2002	167,000	48,096		11,000	—	6,800
and Chief Information	2001	155,000	149,750		13,000	—	7,720
Officer of the Company;
Executive Vice President
and Chief Information Officer of the Bank
David D. Rinehart(4)	2003	155,000	—		6,000	5,000	8,225
Chief Financial Officer	2002	155,000	44,640		5,500	—	3,220
and Executive Vice President	2001	20,990	—		1,500	20,000	—
of the Company and the Bank
David Tai	2003	195,000	—		6,000	—	5,760
Executive Vice President	2002	195,000	68,640		5,500	—	6,800
and Secretary of the	2001	150,000	82,500		6,000	—	10,500
Company, President and Vice Chairman of the Board of the Bank
Terrance J. Tangen(5)	2003	165,000	—		6,000	5,000	6,069
Chief Credit Officer	2002	165,000	51,975		5,500	—	6,800
and Executive Vice President	2001	41,250	50,000	(6)	1,500	35,000	—
of the Bank

(1)	Represents the amount paid to compensate such officers for car allowances.

(2)	The amounts in this column consist of contributions made by the Bank to the Company’s 401(k) plan for the benefit of the respective executive officers.

(3)	Mr. Brown joined the Company on August 20, 2001.

(4)	Mr. Rinehart joined the Company on November 13, 2001.

(5)	Mr. Tangen joined the Bank on October 1, 2001.

(6)	Represents a bonus paid to Mr. Tangen upon his joining the Bank.

Employment and Other Compensation Agreements

      On August 6, 2001, the Company entered into a five-year employment agreement with Allen D. Brown, subject to one-year renewal option periods. The employment agreement is designed to assist the Company in maintaining a stable and competent leadership base. The employment agreement provides for a minimum annual salary of $250,000. The Board of Directors will review the salary at least annually and may increase the salary at its sole discretion. The employment agreement also provides for the grant of options to acquire 100,000 shares of Common Stock on Mr. Brown’s first day of employment with the Company. The options were granted under the Company’s 1998 Stock Incentive Plan and will vest 20% annually. Additionally, the agreement provides that Mr. Brown will be granted options to acquire 10,000 to 20,000 shares of Common Stock annually based on performance of the Company and Mr. Brown.

      In the event of a change of control and the involuntary termination of Mr. Brown, the Company will pay (1) his salary for the remainder, if any, of the calendar month in which such termination is effective and for twenty-four (24) consecutive calendar months thereafter, and (2) an amount equal to two times his Incentive Compensation, as defined below, for the previous fiscal year and medical and life insurance will be paid for by the Company for one (1) year following termination in the event of a change of control. Beginning in fiscal 2002 and for each year thereafter during the term of the employment agreement, the Company’s Board of Directors intends to provide Mr. Brown with an incentive compensation plan pursuant to which Mr. Brown could earn up to 100% of his base salary if certain predetermined performance measures as set forth in the compensation plan are achieved (“Incentive Compensation”).

      For the purpose of the employment agreement, a “change of control” is defined as any event whereby (a) the Bank or the Company shall not be the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company); (b) the Bank or the Company sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets to any other persons or entities (other than to a wholly-owned subsidiary of the Company); or (c) the total sale or dissolution of the Company or Bank.

      Based on his current salary, if Mr. Brown had been terminated as of December 31, 2003 because of a change of control, he would have been entitled to receive twenty-four (24) consecutive monthly payments of $20,833. In addition, the Company would pay medical and life insurance for one (1) year following termination and he would have been entitled to receive two times his Incentive Compensation for 2003, however none was paid.

      If Mr. Brown’s employment is terminated by the Company for cause or if Mr. Brown voluntarily resigns, Mr. Brown will be entitled to receive all accrued and unpaid salary through the date of termination. Mr. Brown will not be entitled to receive any Incentive Compensation for the fiscal year in which the termination occurs.

      If Mr. Brown’s employment is terminated by the Company as a result of death, Mr. Brown’s estate will be entitled to receive all accrued and unpaid salary through the end of the month in which his death occurred and the prorated portion of his Incentive Compensation for that fiscal year, if any. If Mr. Brown’s employment is terminated by the Company as a result of disability, Mr. Brown will be entitled to receive all accrued and unpaid salary through the end of the month in which the termination is effective and for the succeeding three months, or until disability insurance benefits commence.

      In addition to the employment agreement with Mr. Brown, the Bank has entered into letter agreements with Messrs. Cournyer, Rinehart, Tai and Tangen, each a Named Executive Officer. The respective letter agreements provide that in the event of involuntary termination or a decrease in employment status as a result of a change of control of the Bank each respective officer will be paid an amount equal to eighteen (18) months current salary and a specified amount of his stock options will fully vest and become exercisable. With respect to the number of stock options subject to accelerated vesting, Mr. Rinehart’s agreement provides for 25,000 options, Mr. Tangen’s agreement provides for 40,000 options and Mr. Cournyer’s agreement provides for 2,500 options. Based on current salaries, Messrs. Cournyer, Rinehart, Tai and Tangen would be entitled to receive an amount equal to eighteen monthly payments of $13,917, $12,917, $16,250 and $13,750, respectively.

Option Grants in Last Fiscal Year

      The following table sets forth certain information concerning stock options granted to the Named Executive Officers during the year ended December 31, 2003:

					Potential Realizable
					Value at Assumed
	Number of	Percent of			Annual Rates of Stock
	Securities	Total Options			Price Appreciation for
	Underlying	Granted to	Exercise		Option Term(2)
	Options	Employees in	Price Per	Expiration
Name	Granted	Fiscal Year(1)	Share	Date	5%	10%

Allen D. Brown	10,000	44.44%	$13.10	06/20/10	$53,330	$124,282
Allen L. Cournyer	2,500	11.12	12.80	02/28/10	13,027	30,359
David D. Rinehart	5,000	22.22	13.10	06/20/10	24,471	62,141
Terrance J. Tangen	5,000	22.22	13.10	06/20/10	24,471	62,141

(1)	Options to purchase 22,500 shares of Common Stock were granted to the Company’s employees during the year ended December 31, 2003.

(2)	These amounts represent certain assumed rates of appreciation based on the actual option term and annual compounding from the date of the grant. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on future performance of the Common Stock and overall stock market conditions. There can be no assurance that the stock appreciation amounts reflected in this table will be achieved.

Stock Option Exercises and Fiscal Year-End Option Values

      The following table sets forth certain information concerning the number and value of unexercised options held by the Named Executive Officers at December 31, 2003:

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		In-the-Money Options at
	Shares		December 31, 2003		December 31, 2003(2)
	Acquired	Value
Name	on Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Allen D. Brown	—	$—	40,000	70,000	$138,400	$225,900
Allen L. Cournyer	3,000	17,550	7,750	1,750	55,358	3,727
David D. Rinehart	—	—	8,000	17,000	32,560	57,990
David Tai	20,000	32,700	—	—	—	—
Terrance J. Tangen	—	—	14,000	26,000	51,000	86,430
Don J. Wang	20,000	30,000	—	—	—	—

(1)	The “value realized” represents the difference between the exercise price of the option shares and the market price of the option shares on the date of exercise without considering any taxes which may have been owed.

(2)	The value of the unexercised options is calculated based on the closing price of the Common Stock as reported on the Nasdaq National Market on December 31, 2003 of $14.93 per share.

Stock Plans

      The Company’s stock option, stock purchase and stock award plans were originally developed and instituted by the Bank and assumed by the Company in the holding company formation in 1998. Except for a non-qualified stock option plan for the six founding directors of the Bank, each of the remaining stock option and stock purchase plans was approved by the shareholders of the Bank in 1998.

      The Company has options issued and outstanding to five of the six founding directors of the Bank to purchase 100,000 shares of Common Stock pursuant to the 1998 Director Stock Option Agreement

(“Founding Director Plan”). Pursuant to the Founding Director Plan, each of the five participants was granted non-qualified options to purchase 20,000 shares of Common Stock at a price of $11.00 per share. A total of 20,000 options which were initially granted to one of the founding directors were canceled upon his resignation as a director. The options were exercised by July 24, 2003. Of the six founding directors of the Bank, the five participants (Tommy F. Chen, May P. Chu, John Lee, David Tai and Don J. Wang) currently serve as directors of the Company and the Bank.

      The Company’s Non-Employee Director Stock Bonus Plan (“Non-Employee Director Plan”) authorizes the issuance of up to 60,000 shares of Common Stock to the directors of the Company who do not serve as an officer of the Company. Under the Non-Employee Director Plan, up to 12,000 shares of Common Stock may be issued each year for a five year period ending in 2002 if the Company achieves certain return on equity ratios with no shares to be issued if the Company’s return on equity is below 13.0%. Shares will be allocated among the non-employee directors by the Company’s Non-Employee Director Bonus Committee, based on each director’s performance during the applicable year. There have been an aggregate of 24,000 shares issued under the Non-Employee Director Plan for the years ended December 31, 1999 and 1998. No additional shares are available for issuance under the Non-Employee Director Plan.

      The Company’s 1998 Stock Incentive Plan (“Incentive Plan”) authorizes the issuance of up to 700,000 shares of Common Stock under both “non-qualified” and “incentive” stock options and performance shares of Common Stock. Non-qualified options and incentive stock options will be granted at no less than the fair market value of the Common Stock and must be exercised within ten years. Performance shares are certificates representing the right to acquire shares of Common Stock upon the satisfaction of performance goals established by the Company. Holders of performance shares have all of the voting, dividend and other rights of shareholders of the Company, subject to the terms of the award agreement relating to such shares. If the performance goals are achieved, the performance shares will vest and may be exchanged for shares of Common Stock. If the performance goals are not achieved, the performance shares may be forfeited. As of December 31, 2003, there were options to acquire 212,000 shares of Common Stock outstanding under the Incentive Plan. Options to acquire 22,500 shares of Common Stock were granted under the Incentive Plan in 2003. No performance shares have been granted under the Incentive Plan.

      The Company’s 1998 Employee Stock Purchase Plan (“Purchase Plan”) authorizes the offer and sale of up to 200,000 shares of Common Stock to employees of the Company and its subsidiaries. The Purchase Plan will be implemented through ten annual offerings. Each year the Board of Directors will determine the number of shares to be offered under the Purchase Plan; provided that in any one year the offering may not exceed 20,000 shares plus any unsubscribed shares from prior years. The offering price per share will be an amount equal to 90% of the closing trading price of a share of Common Stock on the business day immediately prior to the commencement of such offering. In each offering, each employee may purchase a number of whole shares of Common Stock that are equal to 20% of the employee’s base salary divided by the offering price. Pursuant to the Purchase Plan, the employee pays for the Common Stock either immediately or through a payroll deduction program over a period of up to one year, at the employee’s option. The first annual offering under the Purchase Plan began in the second quarter of 1999. There were no shares issued during 2003, however, as of December 31, 2003, there were 16,139 shares outstanding under this plan.

Benefit Plan

      The Company has established a defined contributory profit sharing plan pursuant to Internal Revenue Code Section 401(k) covering substantially all employees (the “Plan”). The Plan provides for pretax employee contributions up to 15% of annual compensation. The Company matches each participant’s contributions to the Plan up to 4% of such participant’s salary. The Company made contributions before expenses to the Plan of $389,000, $354,000 and $308,000 in 2003, 2002 and 2001, respectively.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors is responsible for developing and making recommendations to the Board with respect to the Company’s executive compensation policies. The following is a report from the Compensation Committee which sets forth the components of the Company’s executive officer compensation program and describes the basis on which the 2003 compensation determinations were made with respect to the executive officers of the Company and the Bank.

Compensation Policy

      The Company’s executive compensation policy incorporates the basic principle that executive compensation should be related directly to corporate performance and increases in shareholder value, while ensuring that key employees are motivated and retained. The following objectives guide the decision-making for the Compensation Committee:

•	The Company must provide a competitive total compensation package to attract and retain key executives;

•	The compensation packages and programs must be strategically aligned with the annual budget as well as the Company’s long-term business objectives; and

•	The compensation packages must include a variable or performance component to ensure a link between executive remuneration and the Company’s overall performance, thereby aligning executive compensation with the interest of shareholders.

Executive Compensation

      The Company’s compensation programs for executive officers are comprised of five parts as follows:

(1) Base Pay. Base salary levels are determined mainly through comparison with salaries of executive officers in similarly situated positions at banking organizations of a size similar to the Company’s with some attention given to the geographic location of such banking organizations. Surveys are utilized to assist in determining the base salary ranges of those persons having similar responsibilities at other financial institutions. Individual performance evaluations are considered, including a perception of the executive’s potential to increase responsibilities. Changes in the cost of living are also taken into account. All executive base salary levels, which are generally reviewed annually, are considered by the Compensation Committee to be competitive and in the median range of comparative salaries of other banking organizations.

(2) Cash Bonus. Although the Company does not have a bonus program, the Compensation Committee may pay discretionary bonuses to executive officers, including Named Executive Officers, based on the Company’s financial performance in a particular year. For the year ended December 31, 2003, the Compensation Committee decided not to pay discretionary bonuses to executive officers.

(3) Contributory Savings 401(k) Plan. The Company provides for a 401(k) tax-deferred profit sharing plan for all employees, including executive officers, pursuant to which the Company matches each participant’s contributions up to a maximum of 4% of such employee’s annual compensation.

(4) Stock Options. During 1998, the shareholders of the Company approved the 1998 Stock Incentive Plan, which authorizes the issuance of up to 200,000 shares of Common Stock under “non-qualified” and “incentive” stock options and performance shares of Common Stock to certain key employees. At the Company’s 2002 Annual Shareholders Meeting, the shareholders approved an amendment to the Incentive Plan to increase shares reserved for issuance from 200,000 to 700,000 shares. Such options will be exercisable based on a vesting schedule. The Compensation Committee believes that these key employees will carry the main responsibility for increased growth, asset quality and profitability of the Company into the future. There were options to acquire 22,500 shares of common stock granted to Named Executive Officers during 2003.

      Through the above-mentioned programs, the Compensation Committee believes that a significant portion of the remuneration packages of executive officers are linked to the Company’s performance and shareholder interests. The Compensation Committee will continue to review the elements of the plans in place and adjust these plans as needed to ensure that the total compensation program meets the Company’s objectives and philosophy as described above.

2003 Compensation of the President

      During 2003, Allen D. Brown served as President of the Company and Chief Executive Officer of the Bank. Mr. Brown’s base salary for 2003 of $250,000 was determined by the Compensation Committee after a review of the factors set forth in this report with respect to executive officers, including the salary levels of persons in similar positions at banks of comparable size in the Greater Houston Metropolitan and Gulf Coast areas. Mr. Brown also received a car allowance of $6,000 and a matching contribution to the Company’s 401(k) plan of $11,400.

The Compensation Committee

May P. Chu, Chairwoman
Joe Ting
Charles L. Roff

Compensation Committee Interlocks and Insider Participation

      During 2003, no executive officer of the Company served as (1) a member of a compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Company’s Compensation Committee, (2) a director of another entity, one of whose executive officers served on the Company’s Compensation Committee or (3) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served a s director of the Company. In addition, none of the members of the Compensation Committee (a) was an officer or employee of the Company or any of its subsidiaries in 2003, (b) was formerly an officer or employee of the Company or any of its subsidiaries or (c) had any relationship requiring disclosure under this section.

AUDIT COMMITTEE REPORT

      Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

      In accordance with its written charter adopted by the Company’s Board of Directors, the Company’s Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee is comprised of May P. Chu, Charles L. Roff and Edward A. Monto, each of whom is an independent director of the Company as defined in Rule 4200(a)(15) The Nasdaq Stock Market, Inc. listing standards and in Section 10A of the Securities Exchange Act of 1934. During the year ended December 31, 2003, the Audit Committee reviewed the interim financial information contained in the quarterly reports on Form 10-Q with management and the independent auditors.

      In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditor’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditor’s independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope and identification of audit risks.

      The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended. “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the internal audit examinations.

      The Audit Committee reviewed the audited financial statements of the Company as of and for the year ended December 31, 2003 with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements.

      Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to shareholder ratification, of the independent auditors and the Board concurred in such recommendation.

The Audit Committee

May P. Chu, Chairwoman
Charles L. Roff
Edward A. Monto

PRINCIPAL ACCOUNTING FIRM FEES

Audit Fees

      The following table sets forth the fees billed to the Company for the fiscal years ending December 31, 2003 and 2002 by PricewaterhouseCoopers LLP:

	2003	2002

Audit fees	$225,890	$140,000
All other fees(1)	1,500	—

Total	$227,390	$140,000

(1)	Review of Audit Committee Charter.

Audit Committee Pre-Approval Policy

      The Audit Committee shall pre-approve all auditing services and permissible non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditors. Only audit services and a review of the Audit Committee Charter were performed for the year ended December 31, 2003.

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

      Don J. Wang, the Company’s Chairman of the Board, is a principal shareholder and Chairman of the Board of New Era Life Insurance Company (“New Era”). New Era is the agency used by the Company for the insurance coverage the Company provides to employees of the Company and the Bank and their dependents. The insurance coverage consists of medical, dental, life, accidental death and dismemberment and long-term disability insurance. The Company paid New Era $1.2 million for such insurance coverage during the years ended December 31, 2003 and 2002.

      In addition to the insurance transactions, the Bank has two commercial real estate loan participations with New Era. These loans were originated and are being serviced by the Bank. Both loans are contractually current on their payments. The following is an analysis of these loans as of December 31, 2003 and 2002 (in thousands):

	2003	2002

Gross balance	$5,268	$7,558
Less: participation portion sold to New Eara Life Ins. Co.	(1,040)	(2,310)

Net balance outstanding	$4,228	$5,248

      The loans have interest rates that float with the prime rate and mature in October 2008 and May 2005. The percent of the participation portion sold to New Era Life Insurance Company varies from 8.29% to 50.00%.

      Tiong Loi Ang, a director of the Company, is Chairman of the Board and the controlling shareholder of Gaumnitz, Inc. Gaumnitz, Inc. owns the building in which the Company’s corporate headquarters and the Bank’s Bellaire branch are located and has entered into lease agreements for these locations with the Company. The lease covering the Company’s headquarters commenced on February 1, 2001 at a net rent of $34,787 per month. The lease covering the Bank’s Bellaire branch commenced on January 1, 2003 at a net rent of $10,853 per month. For these respective lease agreements, the Company paid Gaumnitz, Inc. $511,000 and $441,000 during the years ended December 31, 2003 and 2002, respectively.

      Many of the directors and executive officers of the Company and the Bank and principal shareholders of the Company (i.e., those who own 10% or more of the Common Stock) and their associates, which include corporations, partnerships and other organizations in which they are officers or partners or in which they and their immediate families have at least a 5% interest, are customers of the Bank. During 2003, the Bank made loans in the ordinary course of business to directors and executive officers of the Company and the Bank and principal shareholders of the Company and their associates, all of which were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unaffiliated with the Company and the Bank and did not involve more than the normal risk of collectibility or present other unfavorable features. Loans to directors and executive officers of the Company and the Bank and principal shareholders of the Company are subject to limitations contained in the Federal Reserve Act, the principal effect of which is to require that extensions of credit by the Bank to executive officers, directors and principal shareholders satisfy the foregoing standards. On December 31, 2003, all of such loans aggregated $2.5 million, which was approximately 3.4% of the Company’s Tier 1 capital at such date. The Bank expects to have such transactions or transactions on a similar basis with its directors and executive officers and the directors, executive officers and principal shareholders of the Company and their associates in the future.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY

MANAGEMENT OF THE COMPANY AND PRINCIPAL SHAREHOLDERS

      The following table sets forth certain information regarding the beneficial ownership of the Company Common Stock as of February 27, 2004 by (i) directors, nominees for director, and Named Executive Officers of the Company, (ii) each person who is known by the Company to own beneficially 5% or more of the Common Stock and (iii) all directors, director nominees, and Named Executive Officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management believes that each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each shareholder is the same as the address of the Company.

	Number of	Percentage
Name	Shares	Beneficially Owned(1)

Principal Shareholders
Wellington Management Company, LLP(2)	695,500	9.71%
Metro Investment Group, Inc.(3)	491,557	6.86%
Siah Chin Leong(4)	487,157	6.80%
Leslie Looi Meng(5)	408,779	5.71%
Directors and Executive Officers
Tiong Loi Ang(6)	106,978	1.49%
Allen D. Brown(7)	41,100	*
Helen F. Chen(8)	565,852	7.90%
Tommy F. Chen(9)	205,370	2.87%
May P. Chu	113,264	1.58%
Allen L. Cournyer(10)	8,430	*
George M. Lee	1,000	*
John Lee(11)	150,865	2.11%
Edward A. Monto	8,049	*
David D. Rinehart(12)	9,000	*
Charles L. Roff	1,000	*
David Tai	281,198	3.93%
Terrance J. Tangen(13)	14,500	*
Joe Ting(14)	76,621	1.07%
Don J. Wang(15)	551,365	7.70%
Daniel B. Wright	—	*

Directors, Nominees and Named Executive Officers as a Group (16 persons)	2,134,592	29.51%

*	Indicates ownership that does not exceed 1.0%.

(1)	The percentage of shares beneficially owned was calculated based on 7,162,990 shares of Common Stock outstanding as of February 27, 2004. The percentage assumes the exercise by the shareholder or group named in each row of all options for the purchase of Common Stock held by such shareholder or group and exercisable within 60 days.

(2)	The information regarding beneficial ownership is included in reliance on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2004 by Wellington Management Company, LLP. According to the Schedule 13G, these securities are owned by investors for which Wellington Management Company serves as investment adviser with power to direct investments and/or shared power to vote the securities.

(3)	Metro Investment Group, Inc.’s address is 16607 Southern Oaks Drive, Houston, Texas 77069. Director Helen F. Chen is the controlling shareholder and President of Metro Investment Group, Inc. and has voting and investment control of the shares.

(4)	Siah Chin Leong’s address is c/o Vincent, Ltd., 321 Orchard Rd., 8-06 Singapore 239-193.

(5)	Leslie Looi Meng’s address is 327 River Valley Road #16-02, Casuarina Yong An Park, Singapore 238-359.

(6)	Includes 41,611 shares held of record by Mr. Ang’s spouse and 27,571 shares held of record by Gaumnitz, Inc., of which Mr. Ang is Chairman of the Board and has voting and investment control.

(7)	Includes 40,000 shares which may be acquired upon the exercise of fully vested stock options granted under the 1998 Stock Incentive Plan.

(8)	Includes 491,557 shares held of record by Metro Investment Group, Inc. of which Ms. Chen is the President and has voting and investment control

(9)	Includes 102,469 shares held of record by Mr. Chen’s spouse.

(10)	Includes 7,750 shares which may be acquired upon the exercise of fully vested stock options granted under the 1998 Stock Incentive Plan.

(11)	Includes 13,312 held of record by each of Mr. Lee’s daughter and son and 27,517 shares held of record by Mr. Lee’s sister.

(12)	Includes 8,000 shares which may be acquired upon the exercise of fully vested stock options granted under the 1998 Stock Incentive Plan.

(13)	Includes 14,000 shares which may be acquired upon the exercise of fully vested stock options granted under the 1998 Stock Incentive Plan.

(14)	Includes a total of 7,053 shares held of record by each of Mr. Ting’s three minor children.

(15)	Includes 428,524 shares held of record by two trusts, 3,124 shares held of record by Mr. Wang’s spouse and 9,551 shares held of record by a non-profit corporation over which Mr. Wang has voting and investment control.

PERFORMANCE GRAPH

      The following Stock Performance Graph compares the cumulative total shareholder return on the Company’s Common Stock for the period from December 31, 1998 to December 31, 2003, with the cumulative total return of the Nasdaq Stock Market (Total US) Index (“Nasdaq Index”), and the SNL $500 Million to $1 Billion Bank Asset-Size Index (“SNL Index”) for the same period. Dividend reinvestment has been assumed. The Stock Performance Graph assumes $100 invested on December 31, 1998 in the Company’s Common Stock, the Nasdaq Index, and the SNL Index.

Composite of Partial Period Cumulative Total Return

The Nasdaq Stock Market (US) Index, the
SNL Bank Index and MetroCorp Bancshares, Inc.

	Period Ending December 31,

Index	1998	1999	2000	2001	2002	2003

MetroCorp Bancshares, Inc.	100.00	78.84	97.26	112.87	119.29	156.34
NASDAQ — Total US	100.00	185.95	113.19	89.65	61.67	92.90
SNL $500M-$1B Bank Index	100.00	92.57	88.60	114.95	146.76	211.62

Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago 2004. Used with permission. All rights reserved. crsp.com.

SNL Financial LC

© 2004

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and officers and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and reports of changes in ownership of such with the Securities and Exchange Commission (the “Commission”). Officers, directors and greater than 10% shareholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company’s knowledge, based solely on the Company’s review of the copies of such reports furnished to it and representations from certain reporting persons that they have complied with the relevant filing requirements, during the year ended December 31, 2003, all Section 16(a) reporting requirements applicable to the Company’s officers, directors and greater than 10% shareholders were complied with, except that May P. Chu did not timely file a Form 4 to report the exercise of stock options, Allen L. Cournyer did not timely file a Form 4 to report eight sale transactions occurring over a two-day period and a Form 4 to report the grant of stock options, Esau Liu did not timely file a Form 3 to report his holdings in the Common Stock when he was appointed as an Executive Vice President of the Bank and each of Allen D. Brown, David D. Rinehart and Terrance J. Tangen did not timely file a Form 4 to report the grant of stock options. All of these transactions and holdings have been reported to the Commission.

PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT AUDITORS

      The Board of Directors has appointed PricewaterhouseCoopers LLP as the independent auditors of the financial statements of the Company for the year ending December 31, 2004. At the Meeting, the shareholders will be asked to consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP. The ratification of such appointment will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote and present in person or represented by proxy at the Meeting. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting, will be given an opportunity to make a statement (if they desire to do so) and will be available to respond to appropriate questions.

      PricewaterhouseCoopers LLP was engaged as the Company’s independent auditors on August 22, 2002 following the dismissal of Deloitte & Touche LLP. The decision to change independent auditors was recommended by the Audit Committee and was approved by the Company’s Board of Directors.

      None of the reports of Deloitte & Touche LLP for the past two fiscal years ended December 31, 2001 contained any adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the Company’s financial statements during the two most recent fiscal years ended December 31, 2001 and subsequent interim period through August 21, 2002, there were no disagreements between the Company and Deloitte & Touche LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused Deloitte & Touche LLP to make reference to the matter in their reports on the financial statements for such year.

      During the Company’s two most recent fiscal years ended December 31, 2001 and subsequent interim period through August 21, 2002, Deloitte & Touche LLP did not advise the Company with respect to any of the matters listed in paragraphs (a)(1)(v)(A) through (D) of Item 304 of Regulation S-K.

      During the Company’s two most recent fiscal years ended December 31, 2001 and subsequent interim period through August 21, 2002, neither the Company, nor anyone on its behalf, consulted PricewaterhouseCoopers LLP regarding (i) either the application of accounting principles to a specified completed or proposed transaction or the type of opinion that PricewaterhouseCoopers LLP might render on the Company’s financial statements, (ii) or any matter that was either the subject of disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY SUCH APPOINTMENT.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

      In order for shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act to be presented at the Company’s 2005 Annual Meeting of Shareholders and included in the Company’s proxy statement and form of proxy relating to such meeting, such proposals must be submitted to the Secretary of the Company at the Company’s principal executive offices not later than November 25, 2004. Shareholder proposals should be submitted to the Secretary of the Company at 9600 Bellaire Boulevard, Suite 252, Houston, Texas 77036.

      In addition, the Company’s Amended and Restated Bylaws provide that only such business which is properly brought before a shareholder meeting will be conducted. For business to be properly brought before a meeting or nominations of persons for election to the Board of Directors to be properly made at a meeting by a shareholder, notice must be received by the Secretary of the Company at the Company’s offices not later than the close of business on the 60th day prior to the meeting. Such notice to the Company must also provide certain information set forth in the Amended and Restated Bylaws. A copy of the Amended and Restated Bylaws may be obtained upon written request to the Secretary of the Company.

OTHER MATTERS

      The Board of Directors does not intend to bring any other matter before the Meeting and does not know of other matters to be presented for action at the Meeting. However, if any other matter does properly come before the Meeting, or any adjournment thereof, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.

ANNUAL REPORT ON FORM 10-K

      A copy of the Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission, is available without charge to any shareholder upon written request to David D. Rinehart, Executive Vice President and Chief Financial Officer, MetroCorp Bancshares, Inc., 9600 Bellaire Boulevard, Suite 252, Houston, Texas 77036.

      You are cordially invited to attend the Meeting. Regardless of whether you plan to attend the Meeting, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope at your earliest convenience.

By order of the Board of Directors,

DON J. WANG
Chairman of the Board

APPENDIX A.

METROCORP BANCSHARES, INC.

AUDIT COMMITTEE CHARTER

Purpose

(1)	The primary purpose of the Audit Committee is to provide independent and objective oversight with respect to:

•	the integrity of the financial statements and financial information of the Company;

•	the independent auditor’s qualifications and independence;

•	the performance of the Company’s internal audit function and independent auditors;

•	the Company’s internal controls;

•	the loan review manager’s qualifications and independence;

•	the performance of the Company’s loan review function and the loan review manager; and

•	the compliance by the Company with legal and regulatory requirements.

(2)	Prepare the report required by the rules of the Securities and Exchange Commission (“SEC”) to be included in the Company’s annual proxy statement

Committee Membership

Composition and Qualifications

      The Audit Committee shall consist of no fewer than three directors. Each member of the Audit Committee shall meet the independence and experience requirements of The Nasdaq Stock Market, Inc., the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the SEC. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to serve effectively on the Audit Committee, and such determination is disclosed in the Company’s proxy statement.

      Each member of the Audit Committee shall, in the judgment of the Board, be financially literate at the time of appointment, which at a minimum means possessing a working familiarity with basic finance and accounting practices, and at least one member of the Audit Committee has a level of experience and knowledge necessary to meet the requisite “Financial Sophistication” qualifications under the rules of Nasdaq. In addition, no Audit Committee member may have participated in the preparation of the financial statements of the Company or any of its subsidiaries at any time in the past three years.

Appointment and Removal

      The members of the Audit Committee shall be appointed by the Board of Directors annually upon the recommendation of the Governance and Nominating Committee and shall serve until such member’s successor is designated or until such member’s earlier resignation or removal. Audit Committee members may be removed, with or without cause, by a majority vote of the Board. The Board of Directors shall either designate a chairman or delegate the authority to designate a chairman to the Audit committee.

Meetings

      The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions. A majority of the members of the Audit Committee present in person or by telephone shall constitute a quorum.

      The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

Responsibilities and Duties

•	The Audit Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification). The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

•	The Audit Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

•	The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

•	The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee’s own performance.

•	To fulfill its duties, the Audit Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

      1. Review and discuss with management and the independent auditor the Company’s annual and quarterly financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” prior to the filing of its Form 10-K and Form 10-Q.

      2. Based on the review in Item 1, the Audit Committee shall recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

      3. Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

      4. Review and discuss quarterly reports from the independent auditors on:

(a)	All critical accounting policies and practices to be used.

(b)	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c)	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

      5. Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

      6. Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

      7. Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies

      8. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

      9. Review with the Company’s Disclosure Committee or if there is no such committee, the persons performing such functions, (a) the Company’s disclosure controls and procedures, (b) any significant deficiencies in the design or operation of internal controls of the Company which could adversely affect the Company’s ability to record, process, summarize and report financial data and (c) any fraud, material or otherwise, that involves management or other employees who have a significant role in the Company’s internal controls.

      10. Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Oversight of the Company’s Relationship with the Independent Auditor

      1. Evaluate the qualifications, performance and independence of the independent auditor periodically and make determinations regarding the appointment or termination of the independent auditor.

      2. On an annual basis, the Audit Committee will consider whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of management and internal auditors. Obtain and review a report by the independent auditor of all relationships between the independent auditor and the Company. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

      3. At least annually, obtain and review a report from the independent auditor describing (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and (c) any steps taken to deal with any such issues.

      4. Review and evaluate the lead partner of the independent auditor team.

      5. Ensure the rotation of the audit partners as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

      6. Develop and recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

      7. Discuss with the national office of the independent auditor issues on which they were consulted by the Company’s audit team and matters of audit quality and consistency.

      8. Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company’s Internal Audit Function

      1. Review the appointment and replacement of the senior internal auditing executive.

      2. Review the significant reports to management prepared by the internal auditing department and management’s responses.

      3. Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

Oversight of the Company’s Loan Review Function

      1. Review the appointment and replacement of the senior loan review executive.

      2. Review the significant reports to management prepared by the loan review department and management’s responses.

      3. Discuss with the loan review manager and senior management the loan review department responsibilities, budget and staffing and any recommended changes in the planned scope of the annual loan review.

Ethical and Legal Compliance

      1. Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

      2. Obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company and its subsidiary are in conformity with applicable legal requirements and the Company’s Code of Business Conduct and Ethics. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics.

      3. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

      4. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

Limitation of Audit Committee’s Role

      While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

APPENDIX B.

METROCORP BANCSHARES, INC.

GOVERNANCE AND NOMINATING COMMITTEE CHARTER

Purpose

      The Governance and Nominating Committee is appointed by the Board of Directors to:

•	Identify individuals qualified to become board members,

•	Select, or recommend that the Board select, the director nominees for the next annual meeting of shareholders and

•	Develop and recommend to the Board a set of corporate governance principles applicable to the Company.

Committee Membership

      The Committee shall be composed entirely of directors who satisfy the definition of “independent” under the listing standards of the Nasdaq Stock Market, Inc. (Nasdaq); provided that under exceptional and limited circumstances, the Board may allow one director who is not independent and is not a current officer or employee or a family member (as defined in the Nasdaq listing standards) of an officer or employee, to serve on the Committee as long as it is in the best interests of the Company and its shareholders, the Board discloses in the annual proxy statement the nature of the relationship and the reasons for that determination and the non-independent director does not serve on the Committee for longer than two years. The Committee members will be appointed by the Board and may be removed by the Board in its discretion. The Committee shall have the authority to delegate any of its responsibilities to subcommittees, as the Committee may deem appropriate, provided the subcommittees are composed entirely of independent directors.

Meetings

      The Committee shall meet as often as its members deem necessary to perform the Committee’s responsibilities. The Committee will meet at least quarterly on Governance matters.

Committee Authority and Responsibilities

      The Committee will have the authority, to the extent it deems necessary or appropriate, to retain a search firm to be used to identify director candidates. The Committee shall have sole authority to retain and terminate any such search firm, including sole authority to approve the firm’s fees and other retention terms. The Committee shall also have authority, to the extent it deems necessary or appropriate, to retain other advisors. The Company will provide for appropriate funding, as determined by the Committee, for payment of compensation to any search firm or other advisors employed by the Committee.

      The Committee will make regular reports to the Board and will propose any necessary action to the Board The Committee will review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval. The Committee will annually evaluate the Committee’s own performance.

      The Committee, to the extent it deems necessary or appropriate, will:

•	Identify individuals qualified to become members of the Board.

•	Select, or recommend to the Board, director nominees to be presented for shareholder approval at the annual meeting.

•	Select, or recommend to the Board, director nominees to fill vacancies on the Board as necessary.

•	Make recommendations to the Board regarding the size and composition of the Board and develop and recommend to the Board criteria (such as, independence, experience relevant to the needs of the

B-1

Company, leadership qualities, diversity and ability to represent the shareholders) for the selection of individuals to be considered as candidates for election to the Board.

•	Develop and recommend to the Board for approval a set of corporate governance principles applicable to the Company and review such guidelines at least annually and recommend changes as necessary.

•	The Company’s internal Business Practices Committee shall provide regular reports to the Committee. The Chair of the Business Practices Committee shall be invited to attend meetings of the Committee, at the request of the Chair of the Committee.

•	Oversee the evaluation of the Board and its committees, which may include developing and recommending an annual self-evaluation process.

B-2

ANNUAL MEETING OF SHAREHOLDERS OF

METROCORP BANCSHARES, INC.

April 23, 2004

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

â Please detach and mail in the envelope provided. â

This proxy will be voted FOR the following proposals unless otherwise indicated.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of four Class III Directors for a three year term ending at the 2007 Annual Meeting of Shareholders, one Class II director for a two year term ending at the 2006 Annual Meeting of Shareholders and one Class I Director for a one year term ending at the 2005 Annual Meeting of Shareholders.

NOMINEES:
☐	FOR ALL NOMINEES	¦ Tiong Loi Ang	(Class III)
		¦ Tommy F. Chen	(Class III)
☐	WITHHOLD AUTHORITY	¦ Charles L. Roff	(Class III)
	FOR ALL NOMINEES	¦ Joe Ting	(Class III)
		¦ Edward A. Monto	(Class II)
☐	FOR ALL EXCEPT (See instructions below)	¦ Daniel B. Wright	(Class I)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the independent auditors of the financial statements of the Company for the year ending December 31, 2004.	☐	☐	☐
3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting.

This proxy is solicited by the Board of Directors and will be voted in accordance with the undersigned’s directions set forth herein. If no direction is made, this proxy will be voted (1) FOR the election of all nominees for director named herein to serve on the Board of Directors and (2) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent auditors of the financial statements of the Company for the year ending December 31, 2004.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY
METROCORP BANCSHARES, INC.

PROXY FOR 2004 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON FRIDAY, APRIL 23, 2004
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The 2004 Annual Meeting of Shareholders of MetroCorp Bancshares, Inc. (the “Company”) will be held at 9600 Bellaire Boulevard, Suite 252, Houston, Texas 77036, on Friday, April 23, 2004, beginning at 10:00 a.m. (local time). The undersigned hereby acknowledges receipt of the Notice of 2004 Annual Meeting of Shareholders and related Proxy Statement accompanying this proxy.

     The undersigned hereby appoints Don J. Wang and David D. Rinehart and each of them, with or without the other, attorneys and agents, with full power of substitution, to vote as proxy all shares of Common Stock, par value $1.00 per share, of the Company owned of record by the undersigned and otherwise to act on behalf of the undersigned at the 2004 Annual Meeting of Shareholders and any adjournment thereof in accordance with the directions set forth herein and with discretionary authority with respect to such other matters, as may properly come before such meeting or any adjournment thereof, including any matter presented by a shareholder at such meeting for which advance notice was not received by the Company in accordance with the Company’s Amended and Restated Bylaws.

This proxy is solicited on behalf of the Board of Directors of the Company and will be voted FOR the following proposals listed on the reverse side unless otherwise indicated.

(Continued and to be signed on the reverse side)